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                                                                  EXHIBIT (b)(4)

================================================================================
Presentation to


General Motors Corporation
Board of Directors


Regarding Project Triple Play



January 16, 1997
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                                                                          Page 2


Table of Contents
================================================================================



          Overview of Project Triple Play




          Benefits and Detriments of Project Triple Play




          Fairness Considerations




          Appendix - Recent Share Price Performance




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================================================================================


                         Overview of Project Triple Play


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Overview of Project Triple Play
===============================================================================
Financial Advisors' Role and Fairness Issues


  . Merrill Lynch and Salomon Brothers have been retained by General Motors to act as financial advisors in connection with Project Triple Play.


  . In this presentation the financial advisors will address the following topics:

                The values created by the Project Triple Play transactions; and

                The issues to be considered in establishing a distribution ratio of the stock of HAC between the classes of General Motors' shareholders (the "Distribution Ratio") that would permit the delivery by each of the financial advisors of a fairness opinion with respect to Project Triple Play.


  . After considering factors they deemed appropriate, the financial advisors have concluded that, absent a material change in conditions as they exist today, the Board of General Motors could reasonably expect to be able to establish such a Distribution Ratio.

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                                                                          Page 5

Overview of Project Triple Play
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Financial Advisors' Role and Fairness Issues (cont'd)


  . Each of the financial advisors, acting independently, has, among other undertakings:

               Reviewed and analyzed the various businesses of Hughes;

               Reviewed various alternative transaction structures designed to meet the strategic objectives of the businesses of Hughes and enhance shareholder value;

               Reviewed and analyzed the potential benefits to General Motors and its shareholders arising from a combination of Delco and Delphi ("Project Bronze");

               Participated in the due diligence regarding the bidders for HAC and reviewed information from Hughes and General Motors regarding the competitive process which led to the merger proposals ("Project Jewel");

               Conducted a preliminary analysis of the value of such proposals;

               Reviewed and analyzed the business prospects, capital structure and possible market reception of new Class HT as a tracking stock focused on the telecommunications, space and broadcast businesses; and

               Reviewed and analyzed the potential impact of Project Triple Play on General Motors and its two classes of shares.


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Overview of Project Triple Play
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Restructuring of Hughes through Integrated Transactions

  ----------------              . Leveraged with $3.9 - $4.9 billion debt (1)
       HAC
  ---------------
                                . Spun-off to all General Motors' common
                                  shareholders in a tax-free transaction

                                . Merged with Sapphire

  ----------------              . Distributed to General Motors and combined
      Delco                       with Delphi to integrate and rationalize
  ---------------                 components business

  ----------------              . Receives $3.0 - $4.7 billion (2) of
      Telecom                     new funding from HAC and retains cash
  ---------------                 currently at Hughes

                                . Tracked by new Class HT stock, with
                                  each class of General Motors'
                                  shareholders retaining a derivative
                                  interest in Telecom equivalent to its
                                  current derivative interest in Hughes

All components of Project Triple Play are interdependent:

 .    HAC spin-off and merger with Sapphire provides General Motors with value that can be transferred to holders of Class H in exchange for Class H's tracking stock interest in Delco.

 .    Leveraging of HAC pre spin-off provides adequate funding and financial flexibility for Telecom to pursue its current business plan.

-------------------------------------------
(1)  Includes $.2 billion of existing debt.

(2) The difference, if any, between the proceeds from the leveraging of HAC and the funding made available to Telecom is assumed to be used to partially repay an existing intercompany loan owed to Delco, the unpaid balance of which will ultimately be contributed to the equity of Hughes.


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                                                                          Page 7

Overview of Project Triple Play
--------------------------------------------------------------------------------
Transaction Outcome

Project Triple Play represents a dramatic reorganization of General Motors and Hughes.

                                         (less than)75%
-------------------------------------------------------- ------------
   $1-2/3                    HT       (greater than)25%    Sapphire
Shareholders           Shareholders -------------------- Shareholders
                                                         ------------

-----------------------------------        80.1% Vote         19.9% Vote
           General Motors              30.4% Economic         69.6% Economic
100%                            25%

                75%
       [Derivative Interests]
-----------------------------------
                           --------
                            Hughes
                           --------          Class A               Class B
                                              Stock                 Stock
                                                    --------------
  ---------               -----------                   Merged
   Delco &                 Telecom +                 Sapphire and
   Delphi                   Funding                       HAC
  ---------               -----------               --------------


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                 Benefits and Detriments of Project Triple Play

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                                                                          Page 9


Benefits and Detriments of Project Triple Play
================================================================================
Summary Value Impacts to $1-2/3 and Class H Shareholders


    Quantifiable Value Impact                                                             Estimated Value
    ---------------------------------------------------------------------------- ---------------------------------
                                                                                          ($ in billions)
    HAC Merger Benefit (1)                                                           $2.70      -         $3.70
    Project Bronze and Overhead Savings from Delco/Delphi Combination(2)              1.15      -          1.65
    Goodwill Elimination                                                               .00      -           .80
    After-Tax Profit Sharing and Transaction Fees/Expenses(2)                         (.30)     -          (.50)

                                                                                 --------------       ------------
    Total                                                                            $3.55      -         $5.65
                                                                                 ==============       ============



    Potential Impacts Not Quantified
    ----------------------------------------------------------------------------
    General Motors' credit impact
    Benefits to General Motors as an OEM from Delco/Delphi integration
    More focused tracking stock value increase
    Volatility of new tracking stock
    Reduction of potential derivative factors affecting Class H stock

-------------------------------------------

(1)  Assuming Sapphire's stock price remains within 10% collar.
(2)  Based on Management estimates.



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Benefits and Detriments of Project Triple Play
================================================================================
HAC - Spin-Off and Merger vs. Public Comparables Valuation

  . Competitive process and estimated synergies resulted in an offer by Sapphire representing a value increase to the public market enterprise value of HAC.


          Valuation Methodology                     Estimated Value Range
          ---------------------------------  ---------------------------------
                                                      ($ in billions)
          Public Comparables Valuation           $5.80       to       $6.80



          Sapphire Proposal*                     $9.50       to       $9.50

          Merger Benefit                         $3.70       to       $2.70

   . Absent speculation as to a spin-off and merger transaction, HAC, within the Class H stock structure, would likely be valued at a discount (which we have not quantified) to its public comparables value due to conglomerate and derivative interest factors.

-------------------------------------------
* Assuming Sapphire's stock price remains within 10% collar.



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Benefits and Detriments of Project Triple Play
================================================================================
Delco - Project Bronze and Overhead Savings

    . Combination of Delco and Delphi maximizes opportunities for efficient realization of Project Bronze objectives and overhead savings.

            Impact of Project Bronze includes:

              - Greater competitiveness - Integrated system design is expected by management to enhance market position and improve market share.

              - Improved margins - Integrated systems are expected by management to have significantly higher operating margins than separate components.

    . Based on management projections, the NPV after-tax of quantifiable Project Bronze benefits and overhead savings are estimated at $1.15 billion to $1.65 billion.

    . Combination facilitates additional component cost savings to General Motors as an OEM, enhancing General Motors' competitive position.

            For example, General Motors' management expects NAO to achieve benefits of redesigned automotive systems for all models by year 2006.


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                                                                         Page 12

Benefits and Detriments of Project Triple Play
================================================================================
Telecom

    . Funding of $3.0 - $4.7 billion received from HAC prior to spin-off, when added to current cash, provides adequate funding and financial flexibility for Telecom to pursue its current business plan.

            To date, Telecom has relied on Hughes' cash flows, including excess cash flows of HAC and Delco, to fund telecom, broadcast and space ventures.

            Without access to these sources of cash, Telecom will be reliant on General Motors and the capital markets to fund growth beyond its internal cash generation ability. Adequate funding reduces dependence on these sources and hence reduces financing risk.

    . Although it remains a tracking stock, as a more focused tracking instrument, Class HT may benefit from more focused attention by research analysts and investors, while maintaining a size sufficient to ensure institutional investor interest and liquidity in the marketplace. Some value enhancement is possible.

    . Investors in new Class HT stock, however, also may experience somewhat greater stock price volatility due to:

            Less diversification; and

            Potential changes in dividend policy.


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                             Fairness Considerations

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Fairness Considerations
================================================================================
Determination of the Distribution Ratio

   . Currently, the economic interests in the value (and in any change in the value) of each of Telecom, Delco and HAC are shared, in derivative form, by General Motors' $1-2/3 and Class H shareholders in the ratio of approximately 75% to 25%.

   . In the proposed transactions, the shareholders' relative derivative interests in Telecom would remain unchanged, but the $1-2/3 shareholders would enjoy a 100% dividend interest in Delco, while the Class H shareholders would receive more than 25% of HAC's stock and would have no continuing derivative interest in Delco.

   . Because the implementation of the HAC spin-off and merger will not occur until after a potentially lengthy regulatory and tax ruling process, the Distribution Ratio is best set closer to the completion of the transaction, so that then current market data and other factors affecting the values of HAC and Delco at that time can be taken into account.




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Fairness Considerations
================================================================================
Determination of the Distribution Ratio (cont'd)


   . Establishing the Distribution Ratio will require consideration of all facets of the proposed transactions, including:

            The value of HAC, including the benefits of the spin-off and merger with Sapphire;

            The value of Delco including an appropriate allocation of the net benefits of Project Bronze and the overhead savings, as well as any other aspect of the proposed Delco/Delphi integration affecting shareholder value; and

            All other aspects of the proposed transactions affecting the rights and derivative interests of the two classes of shareholders (including that the 120% recapitalization provisions of the General Motors' charter would not be applicable to the proposed transactions).




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Fairness Considerations
================================================================================
Determination of the Distribution Ratio (cont'd)

   . The value of the 75% of HAC's equity available to the $1-2/3 shareholders exceeds the value of the 25% derivative interest in Delco of the Class H shareholders over a wide range of possible values for HAC and Delco, as illustrated below:


                                                      (Dollars in Billions)
                                                    --------------------------
             Illustrative Equity Value of HAC           $5.00        $3.00
                                                    --------------------------
                Implied % Decline in Equity Value         0%          -40%

             Value of 75% of HAC                        $3.75        $2.25

             Maximum Value of Delco that Permits
                Project Triple Play                    $15.00        $9.00


       The maximum values of Delco in the above table materially exceed the financial advisors' current estimates of the upper end of the range of values for Delco.


   . Moreover, based on conditions as they exist today, the value created in the transactions appears sufficient to ensure that, after consideration of all the appropriate factors, the Board will be able to set a Distribution Ratio that would permit each of the financial advisors to deliver a fairness opinion.

            Estimated value creation:  $3.55 billion - $5.65 billion



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                                    Appendix

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                                                                         Page 18


Recent Share Price Performance
================================================================================


   . It should be noted that Class H shares are currently trading at a price which reflects expectations regarding a restructuring of Hughes, including a merger transaction with respect to HAC. Between November 19, 1996, a few days after the announcement by Hughes of the prospect of poor operating performance of Delco, and January 13, 1997, the Class H stock price has increased from $49.75 to $63.13, a market value increase of approximately $5.4 billion, or 27%. During the same period, the S&P 500 has increased by 3%. The footnotes on the following page to the chart below note announcements regarding major defense consolidations and rumors regarding Project Jewel.


       Daily Closing Stock Price ($1-2/3 and Class H) -- 11/1/96 - 1/13/97


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Recent Share Price Performance
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Footnotes for Daily Data on previous page
-----------------------------------------

(a)    11/4/96               Business Week article which promotes the Thomson
                             Matra deal as the beginning of the overseas aerospace/defense merger frenzy.

(b)    11/6/96               Texas Instruments' defense electronics holdings is
                             put up for auction. Newspapers cite McDonnell
                             Douglas as the leading contender for buying the division. Hughes and Raytheon are also mentioned as potential buyers.

(c)    11/8/96               A Boston Globe article discusses the "recurring
                             rumor" that Raytheon may buy all or part of Hughes.

(d)    11/15/96              Hughes conference call announcing poor performance
                             at Delco which led to over-estimates of operating profit margins and lowered earnings estimates by analysts.

(e)    11/19/96 - 11/20/96   Newspapers across the US cite strong rumors about
                             the potential merger of Raytheon with Hughes. J.P.
                             Morgan analyst Roger Threlfall quoted as saying that a merger of Hughes and Raytheon is "fairly likely" but would not happen soon due to the fact that General Motors has to first resolve strategic issues about what type of company Hughes should be.
                             He also mentioned that the rumors arose in part because during its third-quarter conference call, Raytheon talked about a "merger of equals" and according to him Hughes is the only company that could fit into that category.

(f)    11/25/96              Articles restate rumors of the Raytheon/Hughes
                             merger, speculating that the combination would create a defense electronics power with annual revenue of approximately $10 billion.

(g)    12/5/96               Reports in newspapers stating that Hughes is
                             seeking bids for its defense electronics unit.
                             Various sources quote prices at approximately $8 billion for the business. An article appearing in The Wall Street Journal states that Hughes could keep the defense unit if it were unable to solve various tax issues. The article also stated the possibility of General Motors merging Delphi with Hughes' Delco.

(h)    12/13/96              Announcement is made that Hughes beat out Raytheon
                             for the $5 billion Pentagon contract for the AIM-9X short range missile.

(i)    12/15/96              Boeing/McDonnell Douglas merger announced. News
                             sources discuss added pressure on Raytheon to consolidate its defense business to build "critical mass."

(j)    1/6/97                According to The Wall Street Journal, Raytheon
                             agreed to buy the missile and defense electronics holdings of Texas Instruments for nearly $3 billion in cash, people familiar with the matter said. The move appears aimed at boosting Raytheon's chances in the expected auction for the defense holdings of Hughes, valued at about $9 billion.

                             Since 1/6/97, there has been continuous speculation regarding the status of Project Jewel and Project Triple Play.


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